UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 25, 2011

NATIONAL AUTOMATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53755 (Commission File Number)	26-1639141 (I.R.S. Employer Identification No.)

P.O. Box 531744 Henderson NV, 89053 (Address of principal executive offices) (zip code)

(877) 871-6400 (Registrant’s telephone number, including area code)

2470 St. Rose Parkway, Suite 314, Henderson NV, 89074
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 25, 2011, National Automation Services, Inc. (“NAS”) signed a settlement agreement with Trafalgar Capital whereby the litigation between both parties would be settled out of court. The terms of the agreement are to dismiss all litigation against Trafalgar, to settle all debt owed to Trafalgar, the dismissal of all litigation against NAS and the release of all NAS assets in the UCC-1 filings held by Trafalgar. The following is the terms of repayment to Trafalgar Capital:

1.)

A payment of $300,000 was paid on March 25, 2011 per the terms of the agreement;

2.)

An executed promissory note in the principal amount of $200,000 payable within 6 months from the settlement date of March 25, 2011, and accruing interest at the rate of seven percent (7%) simple interest per annum;

3.)

A payment of 7,645,821 shares of National Automation common stock shares issued to the Trafalgar by April 14, 2011;

4.)

NAS shall provide Trafalgar with piggy back registration rights in NAS’s next S-1 filing for the 2,150,000 shares of NAS common stock issued to Trafalgar prior to the Settlement Date of March 25, 2011 or, alternatively, shall deliver to Trafalgar a Rule 144 opinion letter in the form acceptable to the both Parties, whichever to occur first.

Trafalgar and NAS are to exchange mutual general releases which will cover all claims asserted through the settlement agreement date of March 25, 2011, and all claims asserted by and between the parties will be dismissed. Trafalgar is to deliver to the NAS appropriate releases of all liens and encumbrances including, without limitation, all UCC liens within 90 days of the settlement date of March 25, 2011.

Both the settlement agreement and the Press release issued on March 25, 2011, concerning the settlement of the lawsuit are attached here to on this Form 8-K.

Item 9.01

Financial Statements and Exhibits

Exhibit No.	Description

10.1	Settlement agreement

99.1	Press Release issued

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AUTOMATION SERVICES INC.

(Registrant) a Nevada Corporation

Date:

March 29, 2011

By:    /s/ Robert W. Chance

                                                                Name:  Robert W. Chance

Title: President and Chief Executive Officer

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